Exhibit 4.1

Execution Version

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of May 9, 2025, by and between Xerox Issuer Corporation, a corporation organized under the laws of the State of New York (the “Escrow Issuer”) and U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”) and as notes collateral agent (in such capacity, the “Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Escrow Issuer, the Trustee and the Collateral Agent have heretofore executed and delivered an Indenture, dated as of April 11, 2025 (the “Base Indenture”, and together with this First Supplemental Indenture and as amended, supplemented or otherwise modified from time to time, the “Indenture”), relating to the issuance by the Escrow Issuer of 13.500% Senior Secured Second Lien Notes due 2031;

WHEREAS, pursuant to and on the date of the Base Indenture, the Escrow Issuer initially issued $400,000,000 aggregate principal amount of its 13.500% Senior Secured Second Lien Notes due 2031 (the “Initial Notes”);

WHEREAS, Section 301 of the Base Indenture provides that Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Escrow Issuer (subject to the Escrow Issuer’s compliance with Section 407 of the Base Indenture) without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and, except as set forth therein, shall have the same terms as to status, redemption or otherwise as the Initial Notes;

WHEREAS, the Escrow Issuer desires to execute and deliver this First Supplemental Indenture for the purpose of (i) issuing an additional $100,000,000 aggregate principal amount of 13.500% Senior Secured Second Lien Notes due 2031, having terms substantially identical in all material respects to the Initial Notes (the “Additional 2L Notes” and, collectively with the Initial Notes, the “Notes”) and (ii) in connection with the issuance of the Additional 2L Notes, to make certain other amendments to the Base Indenture for the benefit of the Holders;

WHEREAS, Section 901(9) of the Base Indenture provides that the Escrow Issuer, the Trustee and the Collateral Agent may supplement the Base Indenture without the consent of any Holder to provide for or confirm the issuance of Additional Notes in compliance with the terms of the Base Indenture;

WHEREAS, Section 901(11) of the Base Indenture provides that the Escrow Issuer, the Trustee and the Collateral Agent may supplement the Base Indenture without the consent of any Holder to make any change that does not materially adversely affect the rights of any Holder; and

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Base Indenture.

2. Additional 2L Notes. (a) As of the date hereof, the Escrow Issuer will issue, and the Trustee is directed to authenticate and deliver, the Additional 2L Notes in an aggregate principal amount of $100,000,000, which constitute Additional Notes under the Base Indenture, having terms substantially identical in all material respects to the Initial Notes, except that the issue price will be 95.000%, plus accrued and unpaid interest from April 11, 2025 to, but excluding, May 9, 2025. Interest on the Additional 2L Notes shall accrue from April 11, 2025 and the first interest payment date shall be October 15, 2025. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under the Indenture.

(b) Within 45 days following the expiration of Restricted Period for the Additional 2L Notes, the Escrow Issuer shall cause the beneficial interests in the Additional 2L Notes in the form of the Regulation S Temporary Global Note (CUSIP number U9840R AB8 and ISIN USU9840RAB88) to be exchanged for beneficial interests in the form of a Regulation S Permanent Global Note (CUSIP number U9840R AA0 and ISIN USU9840RAA06) pursuant to the applicable procedures of the Depositary. In connection with such exchange, the Escrow Issuer shall deliver to the Trustee an Officer’s Certificate and instruction to decrease the principal amount of, and cancel, the Regulation S Temporary Global Note and increase the principal amount of the Regulation S Permanent Global Note in a like amount and the Trustee shall take such actions without receipt of an Opinion of Counsel.

3.	Amendments to the Base Indenture.

(a)	The definition of “Equity Commitment Letter” in Section 101 of the Base Indenture is hereby amended and restated as follows:

“Equity Commitment Letter” means the Amended and Restated Escrow Commitment Letter~~equity commitment letter~~ delivered to the Escrow Issuer by the Issuer on ~~the Issue Date~~May 9, 2025, for the benefit of the Trustee, the Escrow Agent and the Holders of the Notes.

(b)	The definition of “Escrow Agreement” in Section 101 of the Base Indenture is hereby amended and restated as follows:

“Escrow Agreement” means the Amended and Restated Escrow Agreement, dated as of ~~April 11~~May 9, 2025, by and among the Escrow Issuer, the Trustee, and the Escrow Agent.

(c)	The following definitions are hereby added to Section 101 of the Base Indenture:

“Additional 2L Notes” means the $100 million aggregate principal amount of 13.500% Senior Secured Second Lien Notes due 2031 issued on the Additional Notes Issue Date.

“Additional Notes Issue Date” means May 9, 2025.

“Initial Escrow Agreement” means the Escrow Agreement, dated as of April 11, 2025, by and among the Escrow Issuer, the Trustee, and the Escrow Agent.

(d)	Section 419(a) of the Base Indenture is hereby amended and restated as follows:

(a) On the date of this Indenture, the Escrow Issuer shall enter into the Initial Escrow Agreement with the Trustee and the Escrow Agent, pursuant to which the Escrow Issuer shall deposit or cause to be deposited the gross proceeds of the offering of the Initial Notes, into a segregated non-interest bearing account insured by the Federal Deposit Insurance Corporation to the applicable limits (the “Escrow Account”). The initial funds deposited in the Escrow Account, and all other funds, securities, interest, dividends, distributions and other property and payments credited to the Escrow Account (less any property and/or funds paid in accordance with the Escrow Agreement), are referred to, collectively, as the “escrowed proceeds.” On Additional Notes Issue Date, the Escrow Issuer shall enter into the Escrow Agreement and deposit or cause to be deposited the gross proceeds of the offering of the Additional 2L Notes and additional funds in an amount equal to the difference between (x) $98,000,000 and (y) the gross proceeds of any Additional Notes (including accrued and unpaid interest, from and including, April 11, 2025 to, but excluding, the Additional Notes Issue Date), into the Escrow Account.

(e)	Section 419(g) of the Base Indenture is hereby amended and restated as follows:

(g) Notwithstanding anything to the contrary herein ~~(i)~~ if at any time escrowed proceeds in the Escrow Account have an aggregate value in excess of the Special Mandatory Redemption Price assuming a latest possible Special Mandatory Redemption Date, upon written instruction of the Escrow Issuer to the Escrow Agent, such excess cash shall be released to the Escrow Issuer or to another Person as Escrow Issuer may direct in writing in accordance with the terms of the Escrow Agreement ~~and (ii) in accordance with the terms of the Escrow Agreement, at the written direction of the Escrow Issuer delivered to the Escrow Agent in accordance with the terms of the Escrow Agreement, the Escrow Agent may release funds from the Escrow Account to pay regularly scheduled interest when due on the Notes~~.

4. Necessary Actions. The Escrow Issuer hereby represents and warrants that all actions necessary to give effect to this First Supplemental Indenture have been taken.

5. Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE AND THE ADDITIONAL NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE COLLATERAL AGENT, THE ESCROW ISSUER, ANY OTHER OBLIGOR IN RESPECT OF THE ADDITIONAL NOTES AND (BY THEIR ACCEPTANCE OF THE ADDITIONAL NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE OR THE ADDITIONAL NOTES.

6. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of this First Supplemental Indenture electronically in portable document format (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or in any other format will be effective as delivery of a manually executed counterpart. Notwithstanding anything in this First Supplemental Indenture to the contrary, all notices, approvals, consents, requests and any communications hereunder or with respect to the Notes must be in writing (provided that any communication sent to Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to Trustee by the authorized representative), in English). The Escrow Issuer agrees to assume all risks arising out of the use of using electronic signatures and electronic methods to submit communications to the Trustee and the Collateral Agent, including without limitation the risk of Trustee or the Collateral Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.

7. Effect of Headings. The Section headings herein are for convenience only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

8. The Trustee and the Collateral Agent. Neither the Trustee nor the Collateral Agent shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Escrow Issuer. Neither the Trustee nor the Collateral Agent shall be accountable for the use or application by the Escrow Issuer of the Notes or any Additional Notes or the proceeds thereof. Neither the Trustee nor the Collateral Agent makes any representations as to the validity or sufficiency of this First Supplemental Indenture, except that each of the Trustee and the Collateral Agent represent that it is duly authorized to execute and deliver this Second Supplemental Indenture and perform its obligations hereunder. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee or the Collateral Agent by reason of this First Supplemental Indenture. In acting hereunder and with respect to the Notes, all of the rights, privileges, protections, indemnities, immunities and benefits afforded to the Trustee and the Collateral Agent under the Indenture, including, without limitation, its right to be indemnified, are deemed to be incorporated herein, and shall be enforceable by the Trustee or the Collateral Agent hereunder, in each of their respective capacities hereunder as if set forth herein in full.

9. Continued Effect. Except as expressly supplemented and amended by this First Supplemental Indenture, the Base Indenture shall continue in full force and effect in accordance with the provisions thereof, and the Indenture is in all respects hereby ratified and confirmed. This First Supplemental Indenture and all the terms and conditions of this First Supplemental Indenture, with respect to the Notes, shall be deemed to be part of the terms and conditions of the Indenture for any and all purposes.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first written above.

XEROX ISSUER CORPORATION

By:	/s/ John Bruno
Name:	John Bruno
Title:	President

[Signature Page to First Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee and as Collateral Agent

By:	/s/ Laurel Casasanta
Name: Laurel Casasanta
Title: Vice President

[Signature Page to First Supplemental Indenture]